BRF S.A.

A Publicly Traded Company with Authorized Capital

CNPJ 01.838.723/0001-27

NIRE 42.300.034.240

CVM 16269-2

MINUTES OF THE 96TH EXTRAORDINARY MEETING OF THE BOARD OF DIRECTORS

DATE, PLACE AND TIME: May 15, 2014 at 3:30 p.m. at Rua Hungria, 1400 – 5th floor, São Paulo, SP. CHAIR: Abilio Diniz, Chairman, Edina Biava, Secretary. ATTENDANCE: The majority of board members. RESOLUTIONS ADOPTED: Approval of the Issue of Bonds and the Repurchase of Original Bonds – Pursuant to articles 18 and 19 of the Company’s Corporate Bylaws, to approve (i) the issue by the Company, BRF S.A. – (“BRF”) of a bond series denominated in US dollars with maturity on May 22, 2024, for placement in the international market pursuant to  Rule 144A of the U.S. Securities Act de 1933 and Regulation S of the Securities Act, in the principal amount of US$ 750,000,000.00, which shall pay an annual rate of interest of 4.75% (yield to maturity of 4.952%), due and payable semi-annually on May 22, 2014 and November 22, 2014, of each year, and November 22 of each year, as from November 22, 2014 (the “Dollar Issue Offering”), (ii) the offer for repurchasing the bonds originally issued by (a) Sadia Overseas Ltd., with the guarantee of BRF for the principal amount of US$ 60,953,000.00, at the rate of 6.875% and with maturity on May 24, 2017 (“Bonds 2017”), and (b) BFF International Limited, with the guarantee of BRF in the principal amount of US$ 409,640,000.00, at a rate of 7.250% and maturing on January 28, 2020 (“Bonds 2020”, and jointly with the Bonds 2017, denominated the “Original Bonds”) (“Repurchase Offering”); and (iii) the authorization for the officers of BRF, Sadia Overseas Ltd. and BFF International Limited, as applicable, to take all measures and practice all necessary acts related to the Dollar Issue Offering and the Repurchase Offering, including the signing of documents, agreements and certificates necessary for their formalization such as, among others, (a) the indenture for the Dollar Issue Offering, (b) the Purchase Agreement for the placement of the  Dollar Issue Offering and (c) the Dealer Manager Agreement for the distribution of the Repurchase Offering, as well as ratifying all acts practiced by  its officers, the officers of Sadia Overseas Ltd. and BFF International Limited up to this date. São Paulo, May 15, 2014. These minutes were approved by the attending board members: ABILIO DINIZ, Chairman; SÉRGIO RICARDO SILVA ROSA, Vice Chairman; CARLOS FERNANDO COSTA; EDUARDO MUFAREJ; JOSÉ CARLOS REIS MAGALHÃES NETO; LUIZ FERNANDO FURLAN; LUÍS CARLOS FERNANDES AFONSO; MANOEL CORDEIRO SILVA FILHO; PAULO ASSUNÇÃO DE SOUSA; WALTER FONTANA FILHO.